Exhibit e

DUFF & PHELPS UTILITY AND CORPORATE BOND TRUST

TERMS AND CONDITIONS OF

AUTOMATIC DIVIDEND REINVESTMENT PLAN

(as approved by the Board of Directors on December 16, 1992)

1.	As agent for the participant, The Bank of New York will apply all dividends and capital gains distributions on the shares of Duff & Phelps Utility and Corporate Bond Trust Inc. (the “FUND”) Common Stock, held by the participant and dividends and capital gains on any full or fractional shares acquired under the Plan, to the purchase of additional shares of FUND Common Stock for the participant’s account. Such purchases may be made on any securities exchange where such shares are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery and otherwise as The Bank of New York may determine.

2.	Purchases will be made on a monthly basis. In making purchases for the participant’s account, The Bank of New York may commingle the participant’s funds with those of other participants. In the case of each purchase, the price at which The Bank of New York shall be deemed to have acquired shares for the participant’s account shall be the average price of all shares purchased by it (including brokerage commissions), as agent for participants in the Dividend Reinvestment Plan (the “Plan”), with their aggregate funds used for such purchase. The Bank of New York may hold the shares of all participants together in its name or in the name of its nominee. The Bank of New York shall have no responsibility as to the value of the FUND Common Stock acquired for the participant’s account. Dividends and capital gains distributions will be invested by The Bank of New York on or shortly after the payment date for such dividends and distributions, but in any event no later than 30 days after receipt, except where deferment is necessary to comply with Rule 10b-6 under the Securities Exchange Act of 1934 or other applicable provisions of securities law. It is understood that, in any event, The Bank of New York shall have no liability in connection with any inability to purchase shares or the timing of any purchases. Participant’s funds held by The Bank of New York will not bear interest.

3.	Following each purchase, The Bank of New York will send to each participant whose funds have been applied to such purchase an advice of all transactions in the account since the last purchase, including a statement showing the current shares in the account.

4.	No certificates will be issued to a participant for shares in the participant’s account unless so requested of The Bank of New York in writing, or until the account is terminated. A participant may file a blanket request that certificates be issued for full shares as they are credited to the account. Such requests shall be handled by The Bank of New York without charge to the participant. No certificate for a fractional share will be issued, but dividends or distributions on a fractional interest in a share (computed to three decimal places) will be credited to the participant’s account.

5.	It is understood that the reinvestment of dividends and distributions does not relieve the participant of any income tax which may be payable on such dividends and distributions. The Bank of New York will report to all participants the amount of dividends and distributions credited to their accounts.

6.	The Bank of New York will vote all shares held in the participant’s account in the same way in which participant votes shares of the FUND standing of record in the participant’s name by the regular proxy returned by participants to the FUND, or, if The Bank of New York sends to participant a separate proxy covering the shares credited to participant’s dividend reinvestment account, then such shares will be voted as designated in such separate proxy. In the event participant does not direct the voting of shares by either such regular or separate proxy, the shares credited to participant’s dividend reinvestment account will not be voted.

7.	Except as otherwise expressly provided herein, the participants may not sell, pledge, hypothecate or otherwise assign or transfer the participant’s account, any interest therein or any cash or shares credited to the participant’s account. No attempt at any such sale, pledge, hypothecation or other assignment or transfer shall be effective. Nothing herein shall affect a stockholder’s rights in respect to shares for which certificates have been received.

8.	A participant may terminate the account at any time by writing to The Bank of New York. Any such notice received less than 5 days prior to a dividend and/or capital gains record date shall not be effective until dividends and/or capital gains paid for such record date have been credited to the participant’s account. The Bank of New York may terminate the account at any time by notice in writing mailed to the participant at least 90 days prior to the record date for the payment of any dividend or distribution by the FUND. A participant requesting termination may elect to receive either stock or cash for all the full shares in the account. If cash is elected, The Bank of New York will sell such shares at the then current market value and The Bank of New York will send the proceeds to the participant, after deducting brokerage commissions and service charges. If no election is made in the request for termination, stock will be issued for full shares. In either case, the participant will receive cash at the then current market value in lieu of any fractional interest in a share.

9.	It is understood that any stock dividends or stock splits distributed by the FUND on shares held by The Bank of New York for the participant will be credited to the participant’s account. In the event that the FUND makes available to its stockholders rights to purchase additional shares or other securities, The Bank of New York will sell such rights accruing to shares held by The Bank of New York for the participant and will combine the resultant funds with the next regular dividend for reinvestment at that time. If a participant desires to exercise such rights, the participant should request that certificates be issued for full shares as provided in Item 4 above.

10.	The Bank of New York, its nominee and the FUND shall have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth herein.

11.	The Bank of New York shall not be liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (1) arising out of failure to terminate the participant’s account upon such participant’s death prior to receipt of notice in writing of such death and (2) with respect to the prices at which shares are purchased or sold for the participant’s account and the times such purchases or sales are made.

12.	The terms and conditions of the Plan shall be governed by the laws of the State of New York.

13.	This agreement may be amended or supplemented at any time but, except when necessary or appropriate to comply with applicable law or the rules and policies of the Securities and Exchange Commission or any other regulatory authority, only on 90 days’ prior notice to the participant mailed to the participant at the last known address as reflected by the records of The Bank of New York. The amendment or supplement shall be deemed to be accepted by the participant unless, prior to the effective date of the amendment, the participant terminates his participation in the Plan. Any such amendment or supplement may include an appointment of a successor dividend reinvestment agent and the then current terms and conditions will apply to such successor agent.

14.	Any notice, instruction, request, election or direction which is required or permitted under the Plan to be given by the participant to The Bank of New York shall be written and will become effective when received by The Bank of New York. Such notice, instruction, request, election or direction shall be mailed postage prepaid, addressed to:

THE BANK OF NEW YORK

110 Washington Street

New York, NY 10286